SCHEDULE 14A
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                            Cohoes Bancorp, Inc.
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            (Name of Registrant as Specified in Its Charter)


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    (1) Title of each class of securities to which transaction applies:_______

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FOR MORE INFORMATION                                     FOR IMMEDIATE RELEASE
Contact:                                                 November 24, 2000
Carl A. Florio, Hudson River Bancorp Inc. President and
Chief Executive Officer at (518) 828-4600
Harry L. Robinson, Cohoes Bancorp Inc. President and
Chief Executive Officer at (518) 233-6500



             HUDSON RIVER BANCORP, INC. TO ACQUIRE COHOES BANCORP, INC.

     Hudson River Bancorp, Inc. (Nasdaq-NNM: HRBT) ("Hudson River") and
Cohoes Bancorp, Inc. (Nasdaq-NNM: COHB) ("Cohoes"), announced today that they have executed a definitive agreement for Hudson River to acquire Cohoes. Upon completion of the merger Hudson River will be the largest locally headquartered savings bank in the Capital District region, with approximately $1.9 billion in total assets and a total of 39 branches throughout the counties of Columbia, Rensselaer, Albany, Schenectady, Dutchess, Greene and Warren.

     The agreement provides that the common shareholders of Cohoes will receive $19.50 in cash for each Cohoes common share. The merger, which would be accounted for as a purchase, is expected to close in the second quarter of 2001. The transaction has been approved by the boards of directors of both companies and is subject to approval by bank regulatory authorities and Cohoes' shareholders. The merger is valued at approximately $158 million. The pricing reflects 125% of Cohoes' book value at September 30, 2000 and 25.7 times Cohoes' last 12-month earnings.

     Hudson River estimates that the synergies of the transaction will produce annual cost savings equal to approximately 43% of Cohoes' operating expenses, or approximately $8.0 million, pre-tax. The targeted cost savings would be created by elimination of duplicative back office operations as well as efficiencies to be gained from merging the two banks into one. One-time pre-tax charges in conjunction with the merger are expected to be approximately $13 to $16 million.

     Hudson River expects that the transaction will be approximately 17% accretive to earnings per share calculated under generally accepted accounting principles and approximately 37% accretive to cash earnings per share in the first full year of combined operation. Additionally, revenue enhancement opportunities would be created by integrating Hudson River's products and services with Cohoes. These revenue enhancement opportunities are not factored into the resulting earnings accretion estimates.

     "This combination strengthens Hudson River by adding a franchise that has been a fixture in our community for almost 150 years. This is a tailor-made opportunity for us to continue our market extension efforts," commented Carl A. Florio, Hudson River's President and Chief Executive Officer. Mr. Florio further stated that "the additional branches we will acquire in Albany, Rensselaer, Schenectady and Saratoga counties coupled with our expansion into Greene and Warren counties gives us one contiguous market of similar demographic character ideal for our retail lending and savings products. With this acquisition, Hudson River continues to build an attractive upstate New York franchise that will offer a broad array of products to meet the needs of our customer base. In terms of shareholder value, this acquisition is expected to generate strong earnings growth to provide additional momentum to our efforts to further enhance the value of our franchise."

     In addition to market expansion, the structure of the transaction using the purchase method of accounting will leave intact Cohoes' ability prior to completion of the merger and Hudson River's ability to continue repurchasing shares to enhance Hudson River's shareholder value.

     "We are very pleased with what this transaction means for our customers, our community and our shareholders," stated Harry L. Robinson, President and Chief Executive Officer of Cohoes. Mr. Robinson added that "As part of our marketing efforts we contacted twelve companies, including TrustCo and Ambanc and asked for their highest and best price. In terms of shareholder value, Hudson River's offer was unequaled. Hudson River is one of the premier financial institutions in our area and offers a broad array of products that meet the needs of our customer base."

     "Our Board of Directors has fulfilled their fiduciary duties and as promised has acted in the best interests of all Cohoes shareholders. We previously said we believed we could obtain a better price for our shareholders than what TrustCo offered, and we were successful in doing so. We urge the Cohoes shareholders to vote for our director nominees and for the other proposals at our annual meeting next week," concluded Mr. Robinson.

     Hudson River Bancorp, Inc., Hudson, New York, with 18 branch offices, had $1.2 billion in assets and $751 million in deposits as of September 30, 2000.

     Cohoes Bancorp, Inc., Cohoes, New York, with 21 branch offices, had $739 million in assets and $498 million in deposits as of September 30, 2000.

FORWARD LOOKING STATEMENTS

     When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "significantly" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Hudson River wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors could affect Hudson River's financial performance and could cause Hudson River's actual results for future periods to differ materially from those anticipated or projected.

     Hudson River does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

     Cohoes will be filing relevant documents concerning the merger with the Securities and Exchange Commission ("SEC"). WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Cohoes will be available free of charge from the Secretary of Cohoes at 75 Remsen Street, Cohoes, New York 12047, telephone (518) 233-6500. COHOES INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.